                                                                 Exhibit 11(a)

                              THE SCOTTS COMPANY


                  Computation of Net Income Per Common Share
                              Primary (Unaudited)
                (Dollars in thousands except per share amounts)


                                          For the Three Months Ended         For the Nine Months Ended
                                            July 2          July 1          July 2          July 1
                                             1994            1995            1994            1995
                                            ------          ------          ------          -----
Net income for computing net
   income per common share:

Net income                                 $ 9,405         $ 13,026        $ 20,861        $ 22,222

Net income per common share:

Net income per common share                $   .50         $    .55        $   1.11        $   1.09


                            Computation of Weighted Average Number
                           of Common Shares Outstanding (Unaudited)


                                        For the Three Months Ended         For the Nine Months Ended
                                          July 2          July 1            July 2          July 1
                                           1994            1995              1994            1995
                                            ------          ------          ------          -----

Weighted average common shares
    outstanding during the period       18,667,064        18,667,064      18,661,667      18,667,064

Assuming conversion of preferred stock                     4,561,404                       1,520,468

Assuming exercise of options using the
    Treasury Stock Method                  143,719           351,254         178,562         192,725
                                      ------------      ------------    ------------    ------------

Weighted average number of common
    shares outstanding as adjusted      18,810,783        23,579,722      18,840,229      20,380,257
                                        ==========        ==========      ==========      ==========


     Fully diluted weighted average shares outstanding were not materially different than primary weighted average shares outstanding for the periods presented.


(1) The convertible preferred stock is considered to be a common stock equivalent since its effective yield is less than 66 2/3% of the average Aa corporate bond yield.

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